EXHIBIT 4.2

Series A Convertible Participating Notes

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT

SERIES A SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTE

$___________	Denver, Colorado
_____________ ______, 2011

Two Rivers Farms F-1, LLC, a Colorado limited liability company (“Borrower”), FOR VALUE RECEIVED, hereby promises to pay to the order of ______________________________ or registered assigns (the “Holder”), at the offices of the Borrower at 2000 S Colorado Blvd, Annex Ste. 200, Denver CO 80222 the principal amount of ________________ ($_________) in lawful money of the United States of America on March 31, 2014 (the “Maturity Date”). The unpaid principal balance of this Note shall bear interest at the rate of five percent (5%) per annum. Interest shall be payable in arrears on the fifteenth day of February of each year (an “Interest Payment Date”) beginning on February 15, 2012. Such interest payment shall be for the period ending on the December 31, immediately preceding such Interest Payment Date.

Upon payment of all amounts due to Holder hereunder this Note shall be physically surrendered to Borrower for cancellation.

In addition to the interest payable hereunder, the Holder shall be entitled to receive, the amount, if any, of the Farming Income for each of the three years ended December 31, 2011, December 31, 2012 and December 31, 2013 multiplied by a fraction, the numerator of which shall be the principal amount of this Note outstanding as of such December 31st and the denominator of which shall be $2,000,000. Such amount, if any, shall be due and payable on the 15th day of March, following each such December 31st.

Any amount of principal or interest which is not paid when due shall bear interest at the rate of eight percent (8%) per annum from the due date thereof until the same is paid in full.

If this Note, or any payment hereunder, falls due on a Saturday, Sunday or a Colorado public holiday, payment shall be made on the next succeeding business day and such additional time shall be included in the computation of any interest payable hereunder.

This Note may be prepaid in whole or in part by Borrower upon thirty days’ prior written notice to the Holder.

This Note shall be secured pursuant to the terms of that certain Security Agreement by and between the Borrower and the Holder, that certain Guaranty of Farm, and that certain Deed of Trust, each dated as of ________, 2011. [FIRST CLOSING DATE FOR ALL OF THE]

This Note is one of a series of promissory notes of like tenor issued or to be issued by the Borrower (all such notes being hereinafter referred to individually as a “Series A Note” and collectively the “Series A Notes”), is referred to in, a Subscription Agreement by and between the Borrower and the Holder (the “Purchase Agreement”) and is secured by certain collateral as referred to in a Security Agreement and a Deed of Trust executed in connection therewith. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

The following terms shall apply to this Note:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Common Stock” means the common stock, par value $0.001 per share, of the Parent and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 4(a) hereof.

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note, in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Farming Income” means the annual amount payable by Farms to Borrower pursuant to the Farming Lease.

“Farming Lease” means the lease dated as of ______, _____, 2011 by and between Borrower and Two Rivers Farms, LLC, (“Farms”) a wholly owned subsidiary of Parent, a copy of which is annexed hereto as Exhibit A.

“Fundamental Transaction” shall have the meaning set forth in Section 5(e)(iii) hereof.

“Parent” means Two Rivers Water Company, a Colorado corporation and the indirect owner of 100% of the equity interests in Borrower.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Global Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Capital Market, the OTC Bulletin Board, or the Pink Sheets.

Section 2. Transfers. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

Section 3. Conversion.

(a) Voluntary Conversion. At any time after the date here until this Note is no longer outstanding, the principal and accrued and unpaid interest of this Note shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time. The Holder shall effect conversions by delivering to the Borrower the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the amount of this Note to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire principal amount of this Note plus all accrued and unpaid interest thereon has been so converted, in which event the Holder shall physically surrender this Note to the Borrower. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the principal amount so converted. The Holder, the Borrower and the Parent shall maintain records showing the principal amount converted and the date of such conversions. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof. However, at the Borrower’s request, the Holder shall surrender this Note to the Borrower within five (5) days following such request so that a new Series A Note reflecting the correct principal amount may be issued to Holder.

(b) Conversion Price. The conversion price (subject to adjustment herein) shall be $2.50 per share of Common Stock.

(c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the amount of this Note (whether principal or accrued but unpaid interest) to be converted by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than fifteen Trading Days after any Conversion Date, the Borrower will deliver to the Holder a certificate or certificates representing the Conversion Shares representing the number of shares of Common Stock being acquired upon the conversion of this Note.

iii. Fractional Shares. Upon a conversion hereunder the Parent shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the market price of a share of Common Stock on the Conversion Date at such time. If the Parent elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

iv. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Parent shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note and the Parent shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Parent the amount of such tax or shall have established to the satisfaction of the Parent that such tax has been paid.

(d) Mandatory Conversion.

i. Conversion Conditions. If at any time prior to the Maturity Date (x) the closing price of a share of Common Stock as quoted on the primary Trading Market for such Common Stock is at least 200% of the Conversion Price then in effect for twenty consecutive Trading Days (the “Measuring Period”) and (y) the average daily trading volume on such Trading Market is at least 250,000 shares per day during such Measuring Period (the “Conversion Conditions”), then and in such event, the entire outstanding principal and accrued and unpaid interest on this Note shall automatically and without further action by the Borrower, the Parent or the Holder be converted into shares of Common Stock as of the Trading Day following the day on which the Conversion Conditions have been met.

ii. Notice. The Borrower or the Parent shall notify the Holder in the manner for notices provided in the Purchase Agreement, that the Conversion Conditions have been met within five Trading Days of the occurrence thereof and that the Holder should surrender this Note in exchange for Conversion Shares. Not later than fifteen Trading Days after the date on which this Note is so surrendered, Parent will deliver to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon such conversion.

Section 4. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Parent, at any time after the date hereof: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Notice to Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 4, the Parent shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Parent shall declare a dividend (or any other distribution) on its Common Stock; (B) the Parent shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (C) the approval of any stockholders of the Parent shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Parent is a party, any sale or transfer of all or substantially all of the assets of the Parent, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or the Parent shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Parent; then, in each case, the Parent shall cause to be mailed to the Holder at the last address as it shall appear upon the books and records of the Parent, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Notes during the 10-day period commencing the date of such notice to the effective date of the event triggering such notice.

iii. Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Parent effects any merger or consolidation of the Parent with or into another Person, (B) the Parent effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Parent or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Parent effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Parent shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration, If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Parent or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Section 5. Default.

UPON THE OCCURRENCE OF AN EVENT OF DEFAULT THEN, AND IN ANY SUCH EVENT, THE HOLDER, BY WRITTEN NOTICE TO THE BORROWER, MAY DECLARE THE ENTIRE BALANCE OF THE UNPAID PRINCIPAL AND ANY ACCRUED INTEREST ON THIS NOTE TO BE DUE, WHEREUPON THE SAME AND ANY OTHER AMOUNTS DUE HEREUNDER SHALL IMMEDIATELY BECOME DUE AND PAYABLE WITHOUT PRESENTATION, DEMAND, PROTEST OR OTHER NOTICE OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY THE BORROWER.

An “Event of Default” shall have occurred if:

(a) The Borrower fails to make any payment of principal or interest hereunder when due under this Note or any other Series A Note, which failure has not been cured within 60 days following such failure.

(b) The Borrower files a petition to take advantage of any insolvency act; makes an assignment for the benefit of its creditors; commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself of a whole or any substantial part of its property; files a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state.

(c) A court of competent jurisdiction enters an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or the Parent or of the whole or any substantial part of its properties, or approves a petition filed against the Borrower or the Parent seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the Untied States of America or any state; or if, under the provisions of any other law for the relief or aid of the Borrower or the Parent, a court of competent jurisdiction assumes custody or control of the Borrower or the Parent or of the whole or any substantial part of its properties; or there is commenced against the Borrower or the Parent any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of 30 days; or if the Borrower or the Parent by any act indicates its consent to or approval of any such proceeding or petition.

Section 6. Miscellaneous.

(a) Waiver.

(i) Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(ii) Notwithstanding the foregoing, any provision of this Note may be waived or amended upon the written consent of the Borrower and the written consent of the Holders of Series A Notes representing at least 662/3% of the then outstanding aggregate principal amount of the Series A Notes; provided however, that any waiver of an Event of Default occurring on account of the Borrower’s failure to make any payment of principal or interest shall not be effective against any Holder who has not agreed to such waiver in writing.

(b) Attorney’s Fees. It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon Holder by this Note or any other document evidencing or securing this Note, then the Borrower promises and agrees to pay all costs, including reasonable attorneys’ fees, incurred by Holder.

(c) Governing Law. This Note shall be governed by and enforced pursuant to the laws of the State of Colorado. The parties to this Note hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Colorado, County of Denver, over any dispute relating to the terms of this Note and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

TWO RIVERS FARMS F-1, LLC

By:

Two Rivers Water Company hereby agrees to be bound by the provisions of Sections 3 and 4 of the Note.

By: